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                                             For More Information:
                                             Jeffrey P. Cornwell
                                             James N. Borum
                                             (610) 687-5253


AIRGAS, INC. REPORTS HIGHER THIRD QUARTER EARNINGS AND
 RECORD CASH FLOW

RADNOR, Pennsylvania, January 23, 1997
     Airgas, Inc. (NYSE-ARG) reported today an increase in net earnings of 12% to $10,960,000 during the third quarter ended December 31, 1996 compared to $9,817,000 in the same quarter last year. Earnings per share increased by 7% to $.16 from $.15 for the same quarter last year. After tax cash flow (net earnings plus depreciation, amortization and deferred income taxes) reached record levels increasing 21% to $29,889,000 compared to $24,673,000 for the same quarter last year. After tax cash flow per share increased by 16% to $.43 from $.37 for the same quarter last year. Net sales increased 43% to $297,203,000 during the quarter compared to the same quarter in the prior year primarily due to the acquisition of 39 distribution businesses since October 1, 1995.

           For the nine months ended December 31, 1996, net earnings increased by 17% to $33,420,000 , and sales increased by 41% to $850,013,000. Net earnings were $28,606,000 on sales of $601,851,000 for the prior year. Earnings per share increased by 14% to $.49 from $.43 for the same period last year. After tax cash flow increased by 22% to $86,386,000 compared to $71,000,000 in the same period last year. After tax cash flow per share increased by 19% to $1.27 from $1.08 in the same period last year.

     Airgas' Chairman of the Board and Chief Executive Officer, Peter McCausland, commented, "Positive earnings growth this quarter from an increase in gross profits from same-store distribution sales was offset by dilution from recent acquisitions, our 45% Joint Venture investment in National Welders Supply and the start-up of Airgas Direct Industrial. Our Distribution hubs made a positive contribution to our earnings growth, but that contribution was tempered by the performance of certain hubs which have recently experienced heavy acquisition activity and an unusually large number of start-up branches."

     Mr. McCausland added, "The quarter was impacted by the effects of a sluggish industrial economy, compounded by the mid-week timing of the Christmas and New Year's Day holidays and weather-related shutdowns. Same-store distribution sales growth slowed to 1% during the month of December as a result of significantly lower sales levels during the last two weeks of the month."

            In a separate matter, as announced on December 23, 1996, Airgas was the victim of a fraudulent breach of contract by a third party supplier related to purchases of refrigerant R-12. Immediately upon discovering the fraud, the Company launched an intense effort to recover funds paid to the supplier and/or product. Pending and potential lawsuits and insurance claims preclude the Company from commenting further on the recovery efforts.




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            Based on limited information currently available, the Company is unable to quantify the probable amount of the loss or recovery which may be associated with the fraud. The Company believes the maximum pre-tax loss, including associated costs of the investigation and before considering any recoveries, will not exceed $23 million. The Company believes there will be recoveries of assets related to the fraud, including cash in bank accounts frozen under restraining orders, net assets of the refrigerant supplier which breached the contract and insurance proceeds under Airgas and the refrigerant supplier's policies. The aggregate recovery amount is subject to change, even in the near term, as additional assets are recovered, additional claims are asserted or the market value of restrained assets fluctuates. The Company will continue to vigorously pursue all possible sources of recovery. The Company anticipates that it will record a charge to earnings during the fourth quarter ending March 31, 1997, pending a full investigation of the facts and information pertaining to the loss and potential remedies.

             Mr. McCausland added that, "This incident was related to a non-core product and does not have a material effect on the Company's continuing business, financial strength, plans or growth prospects."

              Pursuant to a stock purchase program previously authorized by the Board of Directors, the Company purchased approximately 15,000 shares of
its Common Stock during the quarter.   Purchases of the Company's common stock
will be used to fund acquisitions and employee benefit programs and are made in open market transactions, from time-to-time, depending upon market conditions.

     Currently, the Airgas distributor network includes over 570 locations in 41 states, Mexico and Canada. Airgas is the largest distributor of industrial, medical and specialty gases and related equipment in North America. Airgas can be visited via the Internet at http://www.airgas.com.

           This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important risk factors include, but are not limited, to the Company's ability to consolidate and integrate new acquisitions, the Company's ability to recover assets in connection with the fraudulent breach of contract related to refrigerant R-12 purchases and other factors described in the Company's 1996 Form 10-K filed with the Securities and Exchange Commission.

          Consolidated statements of earnings follow on page 4.









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
                                         AIRGAS, INC.
                              CONSOLIDATED STATEMENTS OF EARNINGS
                         (Amounts in thousands, except per share data)
                                          (Unaudited)


                                    Three Months Ended      Nine Months Ended
                                       December 31,           December 31,
                                    1996         1995      1996         1995
Net sales:
  Distribution                   $256,719   $199,066     $753,998   $575,156
  Direct Industrial                29,556          -       66,445          -
  Manufacturing                    10,928      9,483       29,570     26,695
      Total net sales             297,203    208,549      850,013    601,851

Costs and expenses:
  Cost of products sold (excluding
   depreciation and amortization)
      Distribution                128,545     97,504      378,888    281,849
      Direct Industrial            20,481          -       49,450          -
      Manufacturing                 7,267      6,343       19,444     17,372
Selling, distribution and
   administrative expenses         94,991     69,812      270,722    201,946
  Depreciation, depletion and
   amortization                    16,540     11,906       45,801     33,519
       Total costs and expenses   267,824    185,565      764,305    534,686

Operating income:
  Distribution                     26,373     21,303       77,895     62,042
  Direct Industrial                   990          -        2,172          -
  Manufacturing                     2,016      1,681        5,641      5,123
       Total operating income      29,379     22,984       85,708     67,165

Interest expense, net             (10,385)    (6,305)     (28,419)   (17,760)
Other income, net                     213        290          564        656
Equity in earnings (loss) of
  unconsolidated affiliates          (106)         -            8          -
Minority interest                    (177)      (127)        (558)      (492)
     Earnings before income taxes  18,924     16,842       57,303     49,569

Income taxes                        7,964      7,025       23,883     20,963

      Net earnings               $ 10,960   $  9,817     $ 33,420   $ 28,606

Earnings Per share               $    .16   $    .15     $    .49   $    .43

Weighted average shares            70,200     66,200       68,200     65,800

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